Exhibit 21.1

SUBSIDIARIES OF AEVI GENOMIC MEDICINE, INC.

Medgenics Medical (Israel) Ltd., a company organized under the laws of the State of Israel

neuroFix, LLC, a Delaware limited liability company

Aevi Genomic Medicine Europe BVBA/SPRL, a company organized under the laws of Belgium